Ginseng-growing Land Lease Agreement

Heilongjiang Province Muling Forestry Bureau

Yanbian Huaxing Ginseng Industry Co., Ltd.

June 12, 2005

To expand the area of ginseng-growing land according to the Green Ginseng Growing and Processing Program approved by the state of Yanbian, Heilongjiang Province Muling Forestry Bureau (the “Bureau”) and Yanbian Huaxing Ginseng Industry Co., Ltd. (the “Company”) have agreed that the Bureau will lease a total of 700 square hectares of natural forest land with low soil quality and wasteland to the Company for 20 years from 2005 to 2025 for growing ginseng. The details of this Agreement are as follows:

A.
Area of Land to Be Leased for Growing Ginseng and Duration of Use. The duration of the use of assigned land is from 1 to 5 years. The Bureau will provide the Company approximately 700 square hectares of forest land to grow ginseng for 20 years from 2005 to 2025. The Bureau agrees to provide the Company at least 30 square hectares of forest land each year.

B.	Authority and Responsibility

a).	The Power and Responsibility of the Bureau

1.
The Bureau will handle the application for using the land for the Company. The Company will pay the land rental fee before the application. The amount of rental fee will be based on the lease or agreement signed by both parties each time.

2.
The land approved to be leased to the Company can only be used for growing ginseng and nothing else, otherwise the Bureau would be entitled to cancel the Agreement, and the Company would have to indemnify for the Bureau’s loss. If the Bureau could not provide the land on time in accordance with the Agreement and hinder the Company’s ginseng business, the Bureau would have to indemnify for the Company’s loss.

3.
The land has to be restored the second year after it has been used for growing ginseng. The Bureau will provide the nursling trees, and the Company will pay for the labor of planting and maintenance. When the land is returned to the Bureau, the newly planted trees on it have to reach a 90% survival rate. If a 90% survival rate cannot be reached, the Company will be charged CNY$3 for every tree that dies.

4.
When the land is in use by the Company, the Bureau will provide necessities, such as accommodation, water, electricity, and communication services. The Company will pay for these necessities by its own.

5.
During effective period of the Agreement, the Bureau will cooperate with and support the Company’s security staff. The Bureau will not charge the Company for the temporary stay of its management and recruitment staff. The Company shall report the staff information to the local police department as soon as they arrive to maintain the security of the area.

b).	The Power and Responsibility of the Company

1.	The Company will pay the rent to the Bureau as specified in the Agreement.

2.
The Bureau will provide the area of land the Company needs every year. If the Bureau could not provide the land on time, the Bureau would have to indemnify for the Company’s loss, which will be deducted from the rent.

3.
The Bureau will deforest the approved land by the end of March each year and give it to the Company after the timber delivery is completed. The Bureau will give the wood, trunks and branches less than 10-cm diameter to the Company to be used as the ginseng fertilizer. If more wood fertilizer is needed, the Company can purchase it at the local area. The Bureau will help the Company handle the purchasing.

4.	Base on the need of the Company, the Bureau will sell the Company a limited quantity of wood for building lodges for accommodation.

5.	The Company must comply with the fire-preventing regulations, forestry policies, and the national laws.

6.	The Company is entitled to grow ginsengs and build lodges for accommodation in the approved land as it plans.

C.	Miscellaneous Issues

a).
The Agreement is effective for 20 years from March, 2005 to the end of 2025. If there is any change in national policy that is related to the content of this Agreement, the Agreement shall make necessary change in accordance with the new national policy.

b).	The percentage of arable area the Bureau assigns to the Company has to be at least 90%. If less than 90%, the Bureau must add the shortage along with the yearly quota to the Company the next year.

c).	The Agreement can be updated or revised with the consent from both parties. The revised agreement has the same legal power as this Agreement.

d).	Four copies of the Agreement are provided. Two copies are given to each party.

Heilongjiang Province Muling Forestry Bureau	Yanbian Huaxing Ginseng Industry Co., Ltd.
(With Official Chop)	Liu Changzhen (With Signature)